Leatt Corp Financial Results for the Third Quarter 2017

Strong Revenue Quarter with Promising launch of 2018 line

CAPE TOWN, South Africa, November 9, 2017 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for the third quarter ending September 30, 2017. Leatt Corporation develops and markets protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports. All financial numbers are in U.S. dollars.

For the three months ended September 30, 2017, revenues were $5.5 million, with net income of $293,289, or $0.05 per share, as compared to revenues of $4.6 million, with net income of $39,256, or $0.01 per share, for the 2016 third quarter. For the nine months ended September 30, 2017, revenues were $14.8 million, with net income of $344,186, or $0.06 per share, as compared to revenues of $13.2 million, with net income of $140,780, or $0.03 per share, for the nine months ended September 30, 2016.

“We are very pleased by the results of the third quarter and the promise and potential that they represent for our future,” said CEO Sean Macdonald. “Our global revenues in the third quarter were up 18% and our EBIDTA increased by 231%. Our new 2018 line of products that started shipping in the third quarter are being enthusiastically received by industry media and by our customers worldwide.” Mr. Macdonald continued, “We are especially encouraged by the market acceptance of our 2018 apparel line for bicycle and off-road motorcycle use. Apparel sales not only add revenue but are valuable in the promotion and visibility of the Leatt brand moving forward. The highly anticipated and innovative DBX 3.0 Enduro helmet with fully removable chin bar commenced shipment in the third quarter of 2017 with continued strong demand. The growth in our helmet line, featuring such innovations as our 360-degree Turbine safety technology, is particularly promising and rewarding,” Macdonald added. “Helmets are a special focus of ours. It is the kind of product that allows us to demonstrate the design and engineering capabilities that have become synonymous with the Leatt brand. We believe that the enormous size of the global helmet market will offer us tremendous opportunities for growth in the near future.”

Mr. Macdonald went on to say that, “On a year to date basis revenues increased by 12% and our EDITDA increased by 67%. The Company continues to see increases in body armor, apparel, knee brace and helmet revenues. The knee brace category is gaining traction as a key product line for Leatt going forward and we look forward to the shipment of our X-Frame knee brace in the fourth quarter of 2017.”

Founder and Chairman Dr. Christopher Leatt added, “Our design and engineering teams continue to focus on safety and protection, especially in products like body armor, knee braces and helmets. Our efforts are rewarded by strong demand for products like our C-Frame knee brace line for off-road motorcycle, ATV and snowmobile use, built for better comfort, and to better replicate natural knee motion.”

Business Outlook

Mr. Macdonald said, “We are all very energized by the momentum generated in the 2017 third quarter. Our entire team is pleased with the favorable reception that our 2018 bicycle and off-road motorcycle products have received at industry events, in the media, and from our growing customer base worldwide. There is still hard work to be done and we are in the early stages of gaining a foothold in global markets. We will continue to ship our 2018 line to customers during the fourth quarter, especially our new X-Frame knee brace and 4.5 GPX helmet.

Macdonald added, “We expect that the award winning Leatt 3.5 Neck Brace range will be available in stores by the 2018 first quarter. This range of neck braces is the lightest and the most affordable neck brace ever produced by Leatt. Included in this range is the all-new Leatt DBX 3.5 neck brace for bicycle use that has won prestigious innovation awards at the annual Eurobike and Interbike international bicycle industry trade events. We continue to strive to enable riders at all levels to push themselves further with the confidence provided by exceptional innovative protective gear and we expect increased growth in the fourth quarter of 2017 as the 2018 products are shipped to our customers.”

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At September 30, 2017, the Company had cash and cash equivalents of $1.2 million, a current ratio of 2:1 and there was no long-term debt.

Conference Call:

The Company will host a conference call at 10:00 am ET on Thursday, November 9, 2017, to discuss the 2017 third quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-888-348-8777 (U.S.A) or +1-412-902-4245 (international) to access the call.

Audio Webcast:

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 10114190.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company’s website.

About Leatt Corporation:

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit: www.leatt-corp.com.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are “forward-looking statements”, including statements regarding: the likelihood that the Company will continue to gain a foothold in global consumer markets and will continue to benefit from market acceptance of its pipeline of new 2018 products; the financial outlook of the Company, including the likelihood that the Company will see increased growth in the fourth quarter of 2017; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “seeks,” “should,” “could,” “intends,” or “projects” or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company’s current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company’s actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt.com
+ (27) 21 557 7257

DresnerAllenCaron
Michael Mason (Investors)
mmason@dresnerallencaron.com
(212) 691-8087
Len Hall (Media)
lhall@dresnerallencaron.com
(949) 474-4300

-- Financial Tables Follow--

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2017	December 31, 2016
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$1,234,872	$1,103,003
Short-term investments	58,213	58,196
Accounts receivable	2,953,495	2,217,840
Inventory	6,234,692	4,578,125
Payments in advance	415,181	569,498
Income tax refunds receivable	159,730	83,567
Prepaid expenses and other current assets	330,137	847,032
Total current assets	11,386,320	9,457,261

Property and equipment, net	2,031,355	1,190,688
Deferred tax asset	108,300	108,300

Other Assets
Deposits	25,172	24,892
Intangible assets	69,807	69,133
Total other assets	94,979	94,025

Total Assets	$13,620,954	$10,850,274

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$5,606,448	$3,021,618
Income tax payable	140,980	-
Short term loan, net of finance charges	58,759	542,532
Total current liabilities	5,806,187	3,564,150

Deferred tax liabilities	65,400	65,400

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,366,382 and 5,362,992 shares issued and outstanding	130,053	130,053
Additional paid - in capital	7,646,807	7,469,694
Accumulated other comprehensive loss	(602,739)	(610,083)
Retained earnings	572,246	228,060
Total stockholders' equity	7,749,367	7,220,724

Total Liabilities and Stockholders' Equity	$13,620,954	$10,850,274

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$5,455,088	$4,631,557	$14,783,154	$13,152,964

Cost of Revenues	2,914,008	2,183,072	7,566,816	6,206,741

Gross Profit	2,541,080	2,448,485	7,216,338	6,946,223

Product Royalty Income	39,396	16,224	90,313	69,755

Operating Expenses
Salaries and wages	562,803	548,829	1,877,560	1,754,043
Commissions and consulting expenses	109,217	144,480	388,538	444,472
Professional fees	88,901	110,700	519,673	363,018
Advertising and marketing	449,176	502,522	1,258,511	1,216,916
Office rent and expenses	68,423	66,593	201,101	193,745
Research and development costs	321,443	402,924	966,841	1,083,983
Bad debt expense (recovery)	7,956	16,216	8,606	(6,341)
General and administrative expenses	419,052	505,194	1,254,542	1,466,992
Depreciation	131,374	103,586	322,829	314,584
Total operating expenses	2,158,345	2,401,044	6,798,201	6,831,412

Income from Operations	422,131	63,665	508,450	184,566

Other Income (Expenses)
Interest and other income (expenses), net	(95)	(3,270)	(5,650)	65,539
Total other income (expenses)	(95)	(3,270)	(5,650)	65,539

Income Before Income Taxes	422,036	60,395	502,800	250,105

Income Taxes	128,747	21,139	158,614	109,325

Net Income Available to Common Shareholders	$293,289	$39,256	$344,186	$140,780

Net Income per Common Share
Basic	$0.05	$0.01	$0.06	$0.03
Diluted	$0.05	$0.01	$0.06	$0.03

Weighted Average Number of Common Shares Outstanding
Basic	5,366,382	5,345,312	5,364,718	5,283,059
Diluted	5,547,683	5,483,774	5,546,019	5,421,520

Comprehensive Income
Net Income	$293,289	$39,256	$344,186	$140,780
Other comprehensive income, net of $0 and $0 deferred income taxes in 2017 and 2016
Foreign currency translation	(49,044)	78,818	7,344	110,737

Total Comprehensive Income	$244,245	$118,074	$351,530	$251,517